EXHIBIT 99.1

News Release

Investor Contact:	Yasmin Seyal senior vice president & chief financial officer 916-351-8585

Press Contact:	Linda Beech Cutler vice president, Corporate Communications 916-351-8650

For Immediate Release

GenCorp Announces Negotiations to Sell Its GDX Automotive Segment

Reschedules Date and Time of Its Second Quarter
Earnings Release and Conference Call

SACRAMENTO, Calif.,– July 12, 2004 – GenCorp, Inc. (NYSE: GY) today announced that the Company is currently in negotiations regarding the sale of its GDX Automotive business. For this reason, the Company also announced that it has rescheduled its fiscal 2004 second quarter earnings release and conference call to Thursday, July 15, 2004, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) from the previously scheduled date of Monday, July 12, 2004.

The Company noted that the discussions relating to the sale of the GDX Automotive business may not be successful, and a definitive agreement to sell the GDX Automotive business may not be reached. Further, it said that should a definitive agreement be signed, there can be no assurances that a sale will actually be completed, that the purchase price will be at any given level, or what the other terms or the timing of the sale might be.

The Company also announced that it has decided to classify the GDX Automotive segment as a discontinued operation as of the second quarter of 2004. The Company will record in that quarter a one-time pre-tax charge of between $250 and $300 million, to adjust the carrying value of the segment to reflect the estimated disposition value.

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Forward-Looking Statements

The statements in this news release regarding the possible sale of the GDX Automotive business, including the timing and the expected impact on the Company’s financial results, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1996. Such forward-looking statements involve risks and uncertainties including, but not limited to, risks and uncertainties relating to the ongoing discussions with respect to the terms, purchase price and timing of the proposed disposition of GDX Automotive, and to market conditions.

About GenCorp

GenCorp is a technology-based manufacturer with positions in the aerospace and defense, pharmaceutical fine chemicals, real estate and automotive industries. Additional information about GenCorp can be obtained by visiting the Company’s web site at www.GenCorp.com.

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